UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) ___ June 27, 2005___

Veridien Corporation

(Exact Name of Registrant as Specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-25555	59-3020382

(Commission File Number)	(IRS Employer Identification No.)

2875 MCI Drive, Suite B, Pinellas Park, Florida	33782-6105

(Address of principal executive offices)	(Zip Code)

(727) 576-1600

(Registrant’s telephone number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 27, 2005 Russell D. Van Zandt has been appointed Chief Financial Officer of Veridien Corporation.

Mr. Van Zandt has been a member of Veridien’s Board of Directors since October 28, 1997 and has served as Chairman of the Board since April 28, 1999. Mr. Van Zandt was graduated in 1962 with a BA in Mathematics from St. Michael’s College in Vermont, and was graduated in 1973 with an MBA from Florida Atlantic University in Florida. He also completed course work in

1975 for a doctorate in Business Administration from George Washington University in Washington, DC.

Mr. Van Zandt retired as President and CEO of Ela Medical in Plymouth, MN as of May 2003. Ela Medical is a manufacturer and marketer of pacemakers and implantable defibrillators. He is now a consultant to Veridien and ELA, as well as other companies. Previously Mr. Van Zandt had been a corporate Vice President at Datascope Corp., a NASDAQ listed company engaged in the health care and medical device products industry. On behalf of Datascope Corp., he had alternately headed two divisions as President. From 1996 to 1998, he was President of the Intervascular, Inc. Division, which manufactures and markets vascular grafts and patches on a worldwide basis. From July 1992 through September 1996 he was President of the Cardiac Assist Division which manufactures and markets intra-aortic balloon pumps and catheters. From November 1969 until August 1992, Mr. Van Zandt worked with C.R. Bard, Inc., a health care and medical device company listed on the New York Stock Exchange. He started as personnel director at a division level and rose through the company’s ranks to reach, in 1992, the position of President of Bard Vascular Systems Division.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIDIEN CORPORATION
Dated: June 28, 2005	By:	/s/ Sheldon C. Fenton
Sheldon C. Fenton
President & Chief Executive Officer